Exhibit 5.1

July 18, 2025

Advent Technologies Holdings, Inc.

5637 La Ribera St., Suite A

Livermore, CA 94550

Re:	Securities Being Registered under Registration Statement on Form S-8

Ladies and Gentlemen,

We acted as counsel in connection with your filing of a Registration Statement on Form S-8 (as amended or supplemented, the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), for the registration of 338,777 shares of Common Stock, $0.0001 par value per share (the “Shares”), of Advent Technologies Holdings, Inc., a Delaware corporation (the “Company”). The Shares are to be issued by the Company pursuant to the terms of the Company’s 2021 Equity Incentive Plan (the “Plan”).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.

The opinion set forth below is limited to the Delaware General Corporation Law (which includes reported judicial decisions interpreting the Delaware General Corporation Law).

Based on the foregoing, we are of the opinion that, as of the effective date of the Registration Statement, the Shares will be duly authorized and, upon issuance and delivery in accordance with the terms of the Plan, the Shares will be validly issued, fully paid and non-assessable.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Nutter, McClennen & Fish, LLP

Nutter, McClennen & Fish, LLP